Exhibit 99

'03 Earnings Outlook
($B)	2002		Earnings Growth

	"Old" 8:1 Basis	New Basis	'03E	1QE

Commercial Finance	$3.2	$3.2	15-20%	~15%
Consumer Finance	1.9	1.8	15-20%	~10%
Equipment Management	0.3	0.3	(5)-5%	~(30)%
Insurance	(0.5)	(0.1)	F	~Flat
Corp/Other	(0.3)	(0.6)	0-10%	U

Total	$4.6	$4.6	60-75%	0-5%

Commercial and Consumer Up Strong Double Digit

First Quarter '03 Dynamics

1Q V%

	Revenue	Op Profit/ Net Income	Comments

Power	~ (20)%	~ (40)%	As Planned: 33 (Greenville) GT Units Termination Fees ~$200 million, Down $100+ million Restructuring Benefits Ahead of Plan

Other Long Cycle	5-10%	10-15%	Service Growth & New Products on Plan Medical Up Double-Digit

Plastics	5-10%	~ (55)%	Volume & Material Inflation Worse

Other Short Cycle (Ex. Olympics)	5-10%	5-10%	Industrial Systems & Specialty Materials New Platforms Deliver NBC Up Double Digit Despite War Impact

Financial Services	0-5%	0-5%	Comm'l. & Consumer Up Double Digit; ERC Turnaround ... Securitization Down ~$200 million; Tax Rate as Planned; Dividend at 10% Rate

In Tough Environment On Track for 32¢/Share Broad Based Improvement No Change in Total Year Outlook

Supplemental Schedule

($ in Millions)

	First Quarter 2002

	Revenue	Op Profit	-a)

Aircraft Engines	$2,577	$421
Power Systems	5,271	1,552
Medical Systems	1,863	266
Transportation	482	53
Eliminations	(385)	--

Total Long Cycle	9,808	2,292
Less Power Systems	5,271	1,552

Other Long Cycle	$4,537	$740
1Q 2003 V%	5-10%	10-15%

(a- Earnings Before Interest & Other Financial Charges, Income Taxes & Effects of Accounting Changes

($ in Millions)

	First Quarter 2002

	Revenue	Op Profit	-a)

Plastics	$1,179	$207
Specialty Materials	401	47
Appliances	1,414	91
Lighting	540	20
Industrial Systems	1,097	103
NBC	1,998	313
Supply	532	20
GXS	105	5
Eliminations	(340)	--

Total Short Cycle	6,926	806
Less Plastics	1,179	207

Other Short Cycle	5,747	599
Less Olympics	716	15

Other S/C Ex. Olympics	$5,031	$584
1Q 2003 V%	5-10%	5-10%

Supplemental Schedule

($ in Millions)

	First Quarter 2002 Revenue

	Total	Non-Service	Service	Service 1Q'03 V%

Power Systems	$5,271	$3,871	$1,400	~21%
Medical Systems	1,863	1,006	857	~19
Aircraft Engines	2,577	1,250	1,327	~12
Transportation	482	142	340	~7

	First Quarter 2002 Revenue

	Total	Non-Growth Platform	Growth Platform	Growth Platform 1Q'03 V%

Industrial Systems	$1,097	$1,027	$70	~20%	-a)	Security
Specialty Materials	401	401	--	~10	-a)	Water
Medical Systems	1,863	1,566	297	~20		H/C IT
Power Systems	5,271	4,926	345	~67		Oil & Gas

(a- V% Assumes Acquisitions Included in Prior Year Results Since 1/1/02